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                                                                                                                       EXHIBIT 12


                                         OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                                               (Amounts in millions, except ratios)

                                               Three Months Ended
                                                         March 31                                          Year Ended December 31
                                          -----------------------    ------------------------------------------------------------
                                               1997          1996         1996        1995         1994         1993         1992
--------------------------------------    ---------     ---------    ---------   ---------    ---------    ---------    ---------
Income(loss) from continuing
  operations(a)                           $     173     $     162    $     672   $     478    $     (46)   $      80    $     131
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Add:
  Provision for taxes on
    income (other than foreign oil
    and gas taxes)                               99            83          212         244           50          204          114
  Interest and debt expense(b)                  111           143          494         592          594          601          666
  Portion of lease rentals
    representative of the interest
    factor                                       11            11           43          48           55           53           56
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            7
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
                                                221           237          749         884          699          858          843
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
Earnings(loss) before fixed charges       $     394     $     399    $   1,421   $   1,362    $     653    $     938    $     974
                                          =========     =========    =========   =========    =========    =========    =========
Fixed charges
  Interest and debt expense
    including capitalized interest(b)     $     115     $     145    $     506   $     602    $     599    $     612    $     685
  Portion of lease rentals
    representative of the interest
    factor                                       11            11           43          48           55           53           56
  Preferred dividends to minority
    stockholders of subsidiaries(c)              --            --           --          --           --           --            7
                                          ---------     ---------    ---------   ---------    ---------    ---------    ---------
  Total fixed charges                     $     126     $     156    $     549   $     650    $     654    $     665    $     748
                                          =========     =========    =========   =========    =========    =========    =========
Ratio of earnings to fixed charges             3.13          2.56         2.59        2.10          n/a(d)      1.41         1.30
--------------------------------------    =========     =========    =========   =========    =========    =========    =========

(a)  Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-
     than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)  Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)  Adjusted to a pretax basis.
(d)  Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $1 million.
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